Exhibit 3.01

Amended and Restated Articles of Incorporation
of
a Nevada corporation
(as amended June 25, 2004)

        The following version of the Restated Articles of Incorporation of Gaming Partners International Corporation, a Nevada corporation (the “Corporation”), filed with the Nevada Secretary of State on December 22, 1993, has been prepared for and filed with the Securities and Exchange Commission and includes the amendments reflected in Amendments filed with the Nevada Secretary of State on January 28, 1994, September 12, 2002 and June 25, 2004:

CERTIFICATE OF INCORPORATION
OF
GAMING PARTNERS INTERNATIONAL CORPORATION,

ARTICLE I
NAME

        The name of the corporation is Gaming Partners International Corporation.

ARTICLE II
RESIDENT AGENT

        The name and address of the resident agent of Gaming Partners International Corporation (the "Corporation") is Eric P. Endy, 1700 Industrial Road, Las Vegas, Nevada 89102.

ARTICLE III
PURPOSE

        The Corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.

ARTICLE IV
STOCK

        Section 4.01.    Authorized Capital Stock.    The total number of shares of stock this Corporation is authorized to issue shall be forty million (40,000,000) shares. This stock shall be divided into two classes to be designated as "Common Stock" and "Preferred Stock."

        Section 4.02.    Common Stock.    Thirty million (30,000,000) shares of the authorized stock have a par value of one cent ($0.01) per share and are designated Common Stock. Each share of Common Stock, when issued, shall have one (1) vote on all matters presented to the stockholders.

        Section 4.03.    Preferred Stock.    Ten million (10,000,000) shares of the authorized stock have a par value of one cent ($0.01) per share and are designated Preferred Stock. The Board of Directors shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

        (a)  Whether or not the class or series shall have voting rights, full or limited, the nature and qualifications, limitations and restrictions on those rights, or whether the class or series will be without voting rights;

        (b)  The number of shares to constitute the class or series and the designation thereof;

        (c)  The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

        (d)  Whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

        (e)  Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the amount and the terms and provisions thereof;

        (f)    The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

        (g)  The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of assets of, the Corporation;

        (h)  Whether or not the shares of any class or series are convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

        (i)    Such other rights and provisions with respect to any class or series as may to the Board of Directors seem advisable.

        The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred stock designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

        Section 4.04.    Once fully paid, the stock the Corporation shall not be subject to assessment.

ARTICLE V
GAMING LAWS

        Section 5.01    If a gaming regulatory agency to which the corporation is then subject (hereinafter "Applicable Gaming Regulatory Agency") at any time determines that a holder of stock or other securities of this Corporation is unsuitable to hold such securities, then until such securities are either owned by persons found by the Applicable Gaming Regulatory Agency to be suitable to own them or no longer owned or held by the unsuitable holder, (a) the Corporation shall not be required or permitted to pay any dividend or interest with regard to the securities, (b) the holder of such securities shall not be entitled to vote on any matter as the holder of the securities, and such securities shall not for any purposes be included in the securities of the Corporation entitled to vote, and (c) the Corporation shall not pay any remuneration in any form to the holder of the securities.

        Section 5.02    If the Applicable Gaming Regulatory Agency determines that a holder of the Corporation's voting securities is unsuitable, such holder shall, upon the written demand of the Corporation, relinquish ownership of such voting securities and, if the Corporation determines it to be necessary, the Corporation may purchase such voting securities for cash at fair market value. As used herein, "fair market value" shall mean, in the case of a publicly-traded security, the average closing price or last sale price, whichever is applicable, of the Corporation's security over the 20 consecutive trading days immediately preceding the measurement date of such security on the principal securities exchange or principal trading market upon which the Corporation's securities are then traded. In the case of a non-publicly traded security, the parties shall select a mutually acceptable independent appraiser.

ARTICLE VI
DIRECTORS

        The governing board shall be styled "Board of Directors" and the current Board of Directors shall consist of four (4) directors. Provided that the Corporation has at least one director, the number of directors may at any time or times be increased or decreased as provided in the bylaws. The bylaws may provide for the classification of directors as to their respective terms and office.

ARTICLE VII
DIRECTORS' AND OFFICERS' LIABILITY

        No director of officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer. However, the foregoing provision shall not eliminate or limit the liability of a director or officer for (i) acts or omission which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes, as amended ("NRS"). Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omission prior to such repeal or modification.

ARTICLE VIII
INDEMNITY

        Section 8.01.    Right to Indemnity.    Every person who was or is a party to or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

        Section 8.02.    Expenses Advanced.    The expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding by reason of any act or omission of such director or officer acting as a director or officer shall be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.

        Section 8.03.    Bylaws; Insurance.    Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, to the fullest extent permitted by the laws of the State of Nevada, whether or not the Corporation would have the resources to indemnify such person.

        The indemnification and advancement of expenses provided in this Article shall continue for a person who has ceased to be a director, officer, employee or agent, and inures to the benefit of the heirs, executors and administrators of such person.

ARTICLE IX
ELECTION TO BE GOVERNED BY NRS 78.411 TO 78.444, INCLUSIVE

        The Corporation hereby elects not to be governed by, and to otherwise opt out of, the provisions of NRS 78.411 and 78.444, inclusive, relating to combinations with interested stockholders.